Exhibit 99.1

LAZARD ANNOUNCES RESULTS OF CASH TENDER OFFER OF LAZARD GROUP LLC

NEW YORK, March 13, 2024 – Lazard, Inc. (NYSE: LAZ) announced today the expiration and final results of the previously announced cash tender offer (the “Tender Offer”) of its subsidiary Lazard Group LLC (“Lazard Group”) for any and all of its outstanding 3.750% Senior Notes due February 13, 2025 (the “Notes”). The Tender Offer expired at 5:00 p.m. (New York City time) on March 12, 2024 (the “Expiration Time”). The terms and conditions of the Tender Offer were described by Lazard Group in an Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 6, 2024. Acceptance by Lazard Group of any Notes tendered for purchase was subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery.

As of the Expiration Time, according to information provided by D.F. King & Co., Inc., the tender agent for the Tender Offer, $235,653,000 in aggregate principal amount of the Notes was validly tendered and not validly withdrawn in the Tender Offer (the “Accepted Notes”), not including any Notes that may be validly tendered pursuant to guaranteed delivery procedures. Lazard Group has accepted for purchase all of the Accepted Notes. As announced on March 12, 2024, holders (i) of the Accepted Notes or (ii) who delivered a properly completed Notice of Guaranteed Delivery and all other required documents at or prior to the Expiration Time and who validly tender their Notes on or prior to 5:00 p.m. (New York City time) on March 12, 2024 and whose Notes are accepted for purchase will receive the “Total Consideration” of $987.80 per $1,000 principal amount of Notes, subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery. In addition to the Total Consideration, such holders will also receive accrued and unpaid interest up to, but not including, the Settlement Date (as defined below). Payment for Notes validly tendered in the Tender Offer and accepted by Lazard Group for purchase will be made on the date referred to as the “Settlement Date” or, in the case of Notes tendered through guaranteed delivery procedures, the “Guaranteed Delivery Settlement Date.” The Settlement Date is currently expected to occur today, March 13, 2024, and the Guaranteed Delivery Settlement Date is currently expected to occur on March 15, 2024, the third business day following the Expiration Time.

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase. Any Notes purchased pursuant to the Tender Offer will be canceled.

Lazard Group retained Citigroup Global Markets Inc. and Lazard Frères & Co. LLC to serve as the dealer managers for the Tender Offer.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer was made solely by means of the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 6, 2024. The Tender Offer is void in all jurisdictions where it is prohibited. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to have been made on behalf of Lazard Group by the dealer managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

About Lazard

Founded in 1848, Lazard is one of the world’s preeminent financial advisory and asset management firms, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit www.lazard.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our strategies, business plans and initiatives and anticipated trends in our business. These forward-looking statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (“M&A”) activity, our share of the M&A market or our assets under management (“AUM”);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses;

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels; and

•	Changes in relevant tax laws, regulations or treaties or an adverse interpretation of these items.

Although we believe the statements reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, achievements or events. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard, Inc. is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites, and other social media sites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

LAZ-CPE Media contact:	Investor contact:
Shannon Houston, +1 212 632 6880	Alexandra Deignan, +1 212 632 6886
shannon.houston@lazard.com	alexandra.deignan@lazard.com